EXHIBIT 4.9

                              REPUBLIC BANCORP INC.

                 SECOND AMENDED AND RESTATED DIRECTORS COMPENSATION PLAN

                                    SECTION 1
                                     PURPOSE

     1.1 Purpose of the Plan. The Republic Bancorp Inc. Directors Compensation Plan was adopted by the Board of Directors (the "Board") of Republic Bancorp Inc. (the "Company") on October 15, 1992 and approved by the stockholders of the Company on April 28, 1993 (the "Original Plan"). The Republic Bancorp Inc. First Amended and Restated Directors Compensation Plan amended and restated the Original Plan (the "First Amended and Restated Plan"). The First Amended and Restated Plan was adopted by the Board on February 20, 2003 and approved by the stockholders of the Company on April 23, 2003. The Second Amended and Restated Republic Bancorp Inc. Directors Compensation Plan amends and restates the Original Plan as amended and restated by the First Amended and Restated Plan. (As used herein, "Plan" means the Original Plan, as amended and restated by this First Amended and Restated Directors Compensation Plan, as further amended and restated by this Second Amended and Restated Plan.) The Plan is intended to increase the proprietary interest of non-employee members of the Board of the Company and non-employee members of the Board of Directors and any advisory or community board of each of the Company's subsidiaries (the "Affiliates") by providing further opportunity for ownership of the Company's common stock, $5.00 par value ("Stock"), and to increase their incentive to contribute to the success of the Company's business.

     1.2 Status of the Plan. The Original Plan was intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time ("Rule 16b-3") and shall be construed to so comply. In particular, the provisions of Sections 4.1 and 5.1 of the Original Plan were intended to comply with the provisions of Section
(c)(2)(ii) of Rule 16b-3, and each such Section shall be construed to so comply. The Plan is intended to comply with Rule 16b-3.

                                    SECTION 2
                                 ADMINISTRATION

     2.1 Administration. The Plan shall be administered by the Corporate Governance and Nominating Committee (the "Committee") of the Board.

     2.2. Authority of the Committee. The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.

                                                                      Exhibit 10

                                    SECTION 3
                                 SHARES OF STOCK

     3.1 Shares Reserved. Shares of Stock that may be issued under the Plan may either be authorized and unissued shares or issued shares that have been reacquired by the Company, provided that the total number of shares of Stock and Warrants that may be issued under the Plan shall not exceed 600,000 shares.

     3.2 Capital Adjustments. In the event of a change in the number or class of shares of Stock as a result of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or a similar corporate transaction, the number or class of shares available under the Plan, and the number or class of shares of Stock and Warrants to be delivered hereunder shall be proportionately adjusted to reflect any such change.

                                    SECTION 4
                           DELIVERY OF SHARES OF STOCK

     4.1 Stock in Lieu of Cash for Meetings Attended. Commencing on November 1, 1992, each non-employee member of the Board (a "Holding Company Director") and each non-employee member of an Affiliate Board, including any non-employee member of an advisory board or a community board of an Affiliate ("Affiliate Director") shall receive shares of Stock in lieu of cash for each meeting of the Board or an Affiliate Board or meeting of a committee of the Board or a committee of an Affiliate Board attended. The number of shares of Stock to be delivered depends upon the number of meetings attended and the director meeting fees and compensation determined by the Board from time to time.

     Such shares (the "Meeting Fee Shares") shall be payable to each Holding Company Director and each Affiliate Director at the meetings of the Board and the Affiliate Board, respectively, held in April and October of each year (the "Meeting Fee Stock Payment Dates"). The shares shall be delivered as soon as practicable following each Meeting Fee Stock Payment Date. The number of Meeting Fee Shares to be delivered in April 1993 shall depend upon the number of meetings attended during the preceding five-month period, and the number of shares delivered thereafter with respect to any Meeting fee Stock Payment Date shall depend on the number of meetings attended during the preceding six-month period.

     The Meeting Fee Shares to be delivered on a Meeting Fee Stock Payment Date shall be valued as of the September 15 or March 15 immediately preceding such Meeting Fee Stock Payment Date. The value of such shares shall be the average closing sale price per share of Stock as reported on the Nasdaq National Market System from September 1 through September 14 and March 1 through March 14, respectively, preceding the

                                                                      Exhibit 10

applicable Meeting Fee Stock Payment Date. If any of the foregoing days falls on a day that is not a business day, such determination shall be made as of the immediately preceding business day. The value of fractional shares shall be paid to each Holding Company Director and each Affiliate Director in cash.

     4.2 Death. In the event a director should die before the director's Meeting Fee Shares have been delivered on a Meeting Fee Stock Payment Date, any shares earned by attendance at meetings prior to death shall be delivered to the beneficiary or beneficiaries designated in writing by the director, or if no designation has been made, to the estate of the director, as soon as practicable after the next Meeting Fee Stock Payment Date.

     4.3 Resignation or Removal. In the event a director resigns or is removed before the director's Meeting Fee Shares have been delivered on a Meeting Fee Stock Payment Date, any shares earned by attendance at meetings prior to the date of resignation or removal shall be delivered to the director as soon as practicable after the next Meeting Fee Stock Payment Date.

     4.4 Stock in Lieu of Cash for Annual Retainer Fee. Commencing with the annual organizational meeting of the Board to be held on April 23, 2003 following the Company's 2003 annual meeting of stockholders, and at each annual organizational meeting of the Board held thereafter, each Holding Company Director shall be entitled to receive an annual retainer fee of $10,000 (the "Annual Retainer"). The amount of the Annual Retainer shall be subject to adjustment pursuant to the terms hereof (including Section 7.1 hereof), and shall be paid in shares of Stock pursuant to this Plan (the "Annual Retainer Shares").

     The Annual Retainer Shares shall be payable to each Holding Company Director at the annual organizational meeting of the Board (the "Annual Retainer Stock Payment Date"). The Annual Retainer Shares shall be delivered as soon as practicable following the Annual Retainer Stock Payment Date. The number of Annual Retainer Shares to be delivered on an Annual Retainer Stock Payment Date shall be determined by dividing the amount of the Annual Retainer then in effect by the closing stock price per share of Stock as reported on the Nasdaq National Market System on the Annual Retainer Stock Payment Date. The value of any fractional shares shall be paid to each Holding Company Director in cash.

     4.5 Retirement Award. With respect to (i) each Holding Company Director who ceases to serve as a Holding Company Director at any time during the period beginning April 1, 2003 and ending on the mandatory retirement age applicable to such Holding Company Director, and (ii) each Affiliate Director who ceases to serve as an Affiliate Director at any time during the period beginning April 1, 2003 and ending on the mandatory retirement age applicable to such Affiliate Director, if the Board or the Committee, in each case in its discretion, determines that the cessation of service as a Holding Company Director or Affiliate Director by such Holding Company Director or Affiliate Director constituted retirement, then such retiring Holding Company Director or Affiliate Director (a "Retired Director") shall be entitled to receive a retirement award of

                                                                      Exhibit 10

in an amount not to exceed $25,000 (the "Retirement Award"). The maximum amount of the Retirement Award shall be subject to adjustment pursuant to the terms hereof (including Section 7.1 hereof). Subject to such maximum amount limitation, the actual amount of any Retirement Award paid to a Retired Director shall be determined by the Board or the Committee, in each case in its discretion. Each Retirement Award, if any, shall be paid either in cash or in shares of Stock pursuant to this Plan (the "Retirement Shares"); with the form of payment of such Retirement Award being determined by the Board or the Committee, in each case in its discretion.

     The Retirement Award shall be payable to such Retired Director not later then thirty (30) days after the date that the Board or the Committee has determined that the cessation of service as a Holding Company Director or Affiliate Director by such Retired Director constituted retirement (the "Retirement Award Payment Date"). Any Retirement Shares shall be delivered as soon as practicable following the Retirement Award Payment Date. The number of Retirement Shares to be delivered on a Retirement Award Payment Date shall be determined by dividing the amount of the Retirement Award then in effect by the closing stock price per share of Stock as reported on the Nasdaq National Market System on the Retirement Award Payment Date. The value of any fractional shares shall be paid to such Retired Director in cash.

                                    SECTION 5
                              DELIVERY OF WARRANTS

     5.1 Annual Retainer Fee Prior to April 23, 2003. Commencing with the annual organizational meeting of the Board held on April 28, 1993, and at each annual organizational meeting thereafter until and including the annual organizational meeting of the Board held on April 24, 2002, each Holding Company Director shall receive a warrant to acquire shares of Stock each year at the annual organizational meeting of the Board ("Warrant"). Such Warrant shall represent the Holding Company Director's annual retainer fee. Initially, each Warrant entitled the recipient to acquire 1,000 shares of Stock. Since then, the number of Shares that may be acquired pursuant to a Warrant has been adjusted pursuant to the terms hereof (including Section 7.1 hereof).

     5.2 Warrant Terms. Each Warrant granted to a Holding Company Director and the issuance of Stock thereunder shall be subject to the following terms.

      a. Warrant Agreement. Each Warrant shall be evidenced by a warrant agreement (the "Agreement") duly executed on behalf of the Company and by the Holding Company Director to whom such Warrant is granted. Each Agreement shall comply with and shall be subject to the terms and conditions of the Plan and shall be conclusively evidenced by the warrantholder's signature thereon that it is the intent of the warrantholder to continue to serve as a Holding Company Director of the Company for the remainder of the year in which the Warrant was granted. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee. No Warrant shall be granted within the meaning of the Plan and no

                                                                      Exhibit 10

 purported grant of any Warrant shall be effective, until such an Agreement shall have been duly executed on behalf of the Company and the Holding Company Director to whom the Warrant is to be granted.

      b. Warrant Exercise Price. The Warrant exercise price for a Warrant granted under the Plan shall not be less than the fair market value of the Stock covered by the Warrant at the time the Warrant is granted. For purposes of this Plan, "fair market value" shall mean the last sale price per share of the Stock on the date of the annual meeting of the Board.

      c. Time and Manner of Exercise of Warrant. Warrants may be exercised in full at one time upon grant or in part from time to time thereafter. Any Warrant may be exercised by giving written notice, signed by the person exercising the Warrant, to the Company stating the number of shares of Stock with respect to which the Warrant is being exercised, accompanied by payment in full in cash for such shares.

      d. Term of Warrant. Each Warrant shall expire not more than ten (10) years from the date of its grant but shall be subject to earlier termination as follows:

       (i) In the event of the death of a warrantholder, any Warrant granted to such warrantholder may be exercised within one (1) year after the date of death of such warrantholder or prior to the date on which the Warrant expires by its terms, whichever is earlier, by the estate of the warrantholder, or by any beneficiary or beneficiaries designated in writing by the warrantholder, or if no such designation has been made, by the person or persons to whom the warrantholder's rights have passed by will or the laws of descent and distribution.

       (ii) In the event that a warrantholder ceases to be a Holding Company Director, any Warrant granted may be exercised by such warrantholder within one (1) year after the date such warrantholder ceases to be a Holding Company Director or prior to the date on which the Warrant expires by its terms, whichever is earlier.

      e. Transferability. The right of any warrantholder to exercise a Warrant shall not be assignable or transferable by such warrantholder otherwise than by will or the laws of descent and distribution, and any such Warrant shall be exercisable during the lifetime of such warrantholder only by him or her.

      f. Participant's or Successor's Rights as Stockholder. Neither the recipient of a Warrant nor a successor(s) in interest shall have any rights as a stockholder of the Company with respect to any shares subject to a Warrant granted to such person until such person becomes a holder of record of such shares.

                                                                      Exhibit 10

      g. Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for the Stock issuable upon the exercise of a Warrant or record as a holder of record of such Stock the name of the individual exercising a Warrant, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee, and without complying, to the Committee's complete satisfaction, with all rules and regulations, under federal, state, or local law deemed applicable by the Committee.

                                    SECTION 6
                                  TERM OF PLAN

     The Original Plan was adopted by the Board on October 15, 1992 and was approved by the stockholders of the Company on April 28, 1993. Under the terms of the Original Plan, and because the Original Plan was approved by stockholders, any Stock earned pursuant to Section 4.1 prior to April 28, 1993 was deemed to be earned as of the date such meeting was attended.

     The First Amended and Restated Plan was adopted by the Board on February 20, 2003 and was approved by the stockholders of the Company on April 23, 2003. Under the terms of the First Amended and Restated Plan, and because the First Amended and Restated Plan was approved by stockholders, any Stock earned pursuant to Section 4.1 prior to April 23, 2003 was deemed to be earned as of the date such meeting was attended.

     This Second Amended and Restated Directors Compensation Plan was adopted by the Board on February 19, 2004 and is subject to approval by the stockholders of the Company on April 28, 2004; provided, however, that if the Plan is approved by stockholders, then any Stock earned prior to such stockholder approval shall be deemed to be earned as of the date such meeting was attended. In no event shall any delivery of shares of Stock pursuant to Section 4.4 be made to any Holding Company Director or other person under this Second Amended and Restated Directors Compensation Plan until such time as stockholder approval of this Second Amended and Restated Directors Compensation Plan is obtained. Notwithstanding anything to the contrary express or implied in this Second Amended and Restated Directors Compensation Plan, all Meeting Fee Shares and all Warrants previously issued under the Original Plan and the First Amended and Restated Plan shall be deemed to have been duly and validly issued pursuant to the Plan.

     The Plan shall continue in effect for a period of ten years ending May 1, 2014 (the "Termination Date"); provided, however, that the term of the Plan may be extended for a period of ten years beyond the Termination Date if stockholder approval of such extension is obtained prior to the Termination Date.

                                                                      Exhibit 10

                                    SECTION 7
                             AMENDMENT; TERMINATION

     7.1 The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the provisions of Sections 4.1, 4.4, 4.5 and 5.1 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Further, the number of Shares that may be acquired pursuant to any Warrant, the amount of the Annual Retainer Fee, the amount of any Retirement Award, the amount of any meeting fees, and the amount of any other director compensation, as well as the number and value of any Meeting Fee Shares, the number and value of any Annual Retainer Shares, and the number and value of any Retirement Shares, in each case shall be determined by the Board from time to time; provided, however, that the same shall not be adjusted by the Board more than once every six months.

     7.2 If the Plan is terminated, then (i) Meeting Fee Shares shall be distributed at such time and in such manner as the Committee shall determine, but in no event later than they would have been distributed pursuant to the Meeting Fee Stock Payment Date applicable thereto, (ii) Annual Retainer Shares shall be distributed at such time and in such manner as the Committee shall determine, but in no event later than they would have been distributed pursuant to the Annual Retainer Stock Payment Date applicable thereto, and (iii) Retirement Shares shall be distributed at such time and in such manner as the Committee shall determine, but in no event later than they would have been distributed pursuant to the Retirement Award Payment Date applicable thereto.

                                    SECTION 8
                                  MISCELLANEOUS

     8.1 The right of a director to shares of Stock and/or Warrants under this Plan shall be non-assignable and shall not be subject to any manner to the debts or other obligations of the director or any other person.

     8.2 No provision of this Plan shall be construed as conferring any right upon any director to continuance as a member of the Board or an Affiliate Board.

     8.3 This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Michigan.

     8.4 Any Meeting Fee Shares, any Annual Retainer Shares, any Retirement Shares, and any shares delivered pursuant to the exercise of a Warrant shall be restricted unless and until registered by the Company under the Securities Act of 1933, and shall bear an appropriate legend thereto.